                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              PURE RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

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          2)   Aggregate number of securities to which transaction applies:

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          3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined):

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          4)   Proposed maximum aggregate value of transaction:

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          5)   Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

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          4)   Date Filed:

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

                              PURE RESOURCES, INC.
                                500 West Illinois
                              Midland, Texas 79701


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 16, 2002

To the Stockholders of
PURE RESOURCES, INC.

     Notice is hereby given that the annual meeting of stockholders of Pure Resources, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 16, 2002, at 10:00 a.m., local time, in the 12th Floor Meeting Room of the Pure Resources Building at 500 West Illinois, Midland, Texas 79701 for the following purposes:

     1. To elect eight directors to serve until the Annual Meeting of Stockholders in 2003;

     2. To approve the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2002; and

     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only stockholders of record at the close of business on April 1, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        SUSAN D. ROWLAND
                                        Corporate Secretary

Midland, Texas
April 2, 2002

                              Pure Resources, Inc.
                                500 West Illinois
                              Midland, Texas 79701
                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 16, 2002

                             SOLICITATION OF PROXIES

Solicitation and Revocability of Proxies

     This proxy statement is furnished to holders of Pure Resources, Inc. ("Pure" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Pure to be held on Thursday, May 16, 2002, at 10:00 a.m., local time, in the 12th Floor Meeting Room of the Pure Resources Building at 500 West Illinois, Midland, Texas 79701, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2002 and (iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

     Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Corporate Secretary of the Company, 500 West Illinois, Midland, Texas 79701, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Corporate Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

     The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is April 15, 2002.

     The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Pure will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

Shares Outstanding and Voting Rights

     The close of business on April 1, 2002 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 50,206,597 shares of Common Stock.

     With respect to Proposal 1, the eight nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the annual meeting, and entitled to vote on the election of directors, will be elected as a directors of the Company. With respect to Proposal 2, the affirmative vote of a majority of the votes cast by stockholders present or represented by proxy at the Annual Meeting will be required for approval of the appointment of independent public accountants. Thus, any abstentions, "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors or the approval of the appointment of the independent public accountants.

Merger History

     On May 25, 2000, Titan Exploration, Inc. ("Titan") became a subsidiary of the Company when a subsidiary of the Company merged into Titan (the "Merger"). Prior to the Merger, the Company was a wholly-owned subsidiary of Union Oil Company of California ("Union Oil").

Security Ownership of Certain Beneficial Owners and Management

     The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of March 15, 2002, and (ii) the shares of Common Stock beneficially owned, as of March 15, 2002, by each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all executive officers and directors of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                                                           Shares
                                                                                                    Beneficially Owned
                             Name of Beneficial Owner                                              Number       Percent
     ---------------------------------------------------------------------------------------    -----------  -----------
     Current Directors and Named Executive Officers (1)
             Jack D. Hightower (2) .........................................................     3,181,266        6.2%
             George G. Staley (3) ..........................................................       655,261        1.3%
             William K. White (4) ..........................................................       189,178         *
             Gary M. Dupriest (5) ..........................................................       105,816         *
             Dan P. Colwell (6) ............................................................       208,542         *
             Darrell D. Chessum (7) ........................................................             1         *
             Keith A. Covington ............................................................         1,612         *
             Graydon H. Laughbaum, Jr. (8) .................................................         1,301         *
             Timothy H. Ling  (7) ..........................................................             1         *
             H D Maxwell  (9) ..............................................................             1         *
             Herbert C. Williamson, III ....................................................         2,259         *

     Current Executive Officers and Directors as a Group (16 persons) (10) .................     5,075,448        9.7%

     Holders of 5% or More Not Named Above:
             Union Oil Company of  California (11) .........................................    32,709,067       65.2%
             2141 Rosecrans Avenue, Suite 4000
             El Segundo, California 90245


-------------------
* Less than 1%.

(1) The business address of each director and executive officer of the Company is c/o Pure Resources, Inc., 500 West Illinois, Midland, Texas 79701.
(2) Includes (a) 1,860,069 shares directly owned or held by Mr. Hightower over which Mr. Hightower has sole voting power and sole investment power,.(b) 57,226 shares held by a family limited partnership over which Mr. Hightower has control, and (c) 1,263,971 shares subject to stock options that are exercisable within 60 days. The number in the above table does not include 32,709,067 shares directly owned by Union Oil Company of California with respect to which Mr. Hightower may be deemed to share voting control by virtue of the Voting Agreement described herein. If these shares were included above, the total number of shares would be 35,890,333, and the percentage would be 71.5%.
(3) Includes (a) 461,178 shares held by Mr. Staley and (b) 194,083 shares subject to stock options that are exercisable within 60 days.
(4) Includes (a) 1,391 shares held by Mr. White, (b) 186,588 shares subject to stock options that are exercisable within 60 days and (c) 1,199 shares held indirectly through a 401(k) plan.
(5) Includes (a) 101 shares held by Mr. Dupriest and (b) 105,715 shares subject to stock options that are exercisable within 60 days.

(6) Includes (a) 113,227 shares held by Mr. Colwell and (b) 95,315 shares subject to stock options that are exercisable within 60 days.
(7) Mr. Chessum is an officer and Mr. Ling is an officer and director of Union Oil Company of California. Each individual disclaims beneficial ownership of shares owned by Union Oil Company of California.
(8) Includes (a) 1 share held directly by Mr. Laughbaum, (b) 1,000 shares held in an Individual Retirement Account for Mr. Laughbaum and (c) 300 shares held by a trust of Mr. Laughbaum's deceased mother-in-law for which Mr. Laughbaum's wife is the trustee (Mr. Laughbaum disclaims beneficial ownership of these trust shares). Does not include 1,611 shares deferred by Mr. Laughbaum pursuant to Pure's Equity Plan for Outside Directors.
(9) Includes 1 share held directly by Mr. Maxwell. Does not include 2,688 shares deferred by Mr. Maxwell pursuant to Pure's Equity Plan for Outside Directors.
(10) Includes (a) 2,827,210 shares held by the officers and directors as a group and (b) 2,248,238 shares that officers and directors as a group have the right to acquire within 60 days. The number in the above table does not include 32,709,067 shares directly owned by Union Oil Company of California with respect to which Mr. Hightower may be deemed to share voting control by virtue of the Voting Agreement described herein. If these shares were included above, the total number of shares would be 37,784,515 and the percentage would be 75.3%.
(11) Based upon information reported in a Schedule 13D dated June 5, 2000 filed by Unocal Corporation and Union Oil Company of California (a wholly-owned subsidiary of Unocal Corporation) with the Securities and Exchange Commission ("SEC"). According to the report, 32,709,067 shares are directly owned by Union Oil Company of California (over which Unocal Corporation and Union Oil Company of California have sole dispositive power). The number in the above table does not include 3,181,266 shares owned or subject to options that are exercisable within 60 days held by Mr. Hightower, with respect to which, according to the report, Unocal Corporation and Union Oil Company of California may be deemed to share voting control by virtue of the Voting Agreement described herein. If these shares were included above, the total number of shares would be 35,890,333 and the percentage would be 71.5%.

Voting Agreement

     The Company, Union Oil and Jack D. Hightower entered into an Amended and Restated Stockholders Voting Agreement dated April 10, 2000, and effective upon the Merger (the "Voting Agreement"), in which Union Oil and Mr. Hightower agreed to vote all of their respective shares of the Company's capital stock to cause two persons designated by Mr. Hightower, up to five persons designated by Union Oil, and one person agreed upon by Union Oil and Mr. Hightower to be elected to the Company's Board of Directors. Under the Voting Agreement, Mr. Hightower will vote to elect to the Company's Board (a) five designees of Union Oil, if Union Oil owns greater than 50% of the Company's Common Stock; (b) four designees of Union Oil, if Union Oil owns greater than 35% but not more than 50% of the Company's Common Stock; or (c) two designees of Union Oil, if Union Oil owns greater than 10% but not more than 35% of the Company's Common Stock.

     Union Oil has the right to approve the nomination of the directors designated by Mr. Hightower, other than Mr. Hightower himself, which approval may not be unreasonably withheld. No more than two of the persons designated by Union Oil under the Voting Agreement may be affiliates of Union Oil. In the event that Union Oil is entitled to designate three or more persons under the Voting Agreement, one of the Union Oil affiliates designated must be approved by Mr. Hightower, and any non-Union Oil affiliate designated must be approved by Mr. Hightower. In each case Mr. Hightower's approval may not be unreasonably withheld.

     The stockholders voting agreement will terminate (i) if Union Oil and its affiliates beneficially own less than 10% of the outstanding Common Stock of the Company (ii) Mr. Hightower ceases to be the Chief Executive Officer of the Company or (iii) upon the written agreement by all parties thereto.

     Mr. Hightower's current designees are Mr. Hightower and George G. Staley. Darrell D. Chessum, Graydon H. Laughbaum, Jr., Timothy H. Ling, H D Maxwell and Herbert C. Williamson, III are the current designees of Union Oil. The current nominee mutually agreed upon by Mr. Hightower and Union Oil is Keith A. Covington.

                        PROPOSAL 1. ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting. The eight nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director, if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of March 15, 2002, position with the Company, business experience during the past five years and directorships of publicly-held companies. See the description of the Voting Agreement above for information about an agreement regarding election of directors.

     All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from the nominee.

     The Board recommends that stockholders vote FOR the election of the following nominees.

Nominees for Election at the Annual Meeting

     Jack D. Hightower (53) has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since May 2000 and Titan since formation of Titan's predecessor in March 1995.

     George G. Staley (67) has served as Executive Vice President, Exploration and Director of the Company since May 2000 and of Titan since its formation. From 1975 until 1995, Mr. Staley served as President and Chief Executive Officer of Staley Gas Co., Inc. and Staley Operating Co., which are oil and gas exploration and operating companies.

     Darrell D. Chessum (52) has served as a director of the Company since its inception. Mr. Chessum has served as Treasurer of Unocal Corporation since 1990. Since 1998, Mr. Chessum has served as a director for the following energy industry mutual insurance companies: (a) Oil Investment Corporation Ltd., (b) Oil Casualty Investment Corporation Ltd., (c) Oil Investment (Barbados) Ltd., and (d) Oil Casualty Investment (Barbados) Ltd.

     Keith A. Covington (38) has served as a director of the Company since May 2000. Since January 2002 Mr. Covington has been self-employed as a real estate investor. From 1991 to January 2002, Mr. Covington was employed by the Davis Companies, a privately held company in Los Angeles, with responsibility as vice president for real estate and venture capital investments. Mr. Covington served as a project analyst of Janss Corporation, a real estate developer in Santa Monica, California from September 1989 to December 1990. He served as a Financial Analyst - Corporate Finance of PaineWebber Group Inc., an investment banking, securities and commodities firm, from August 1985 through June 1987.

     Graydon H. Laughbaum, Jr. (62) has served as a director of the Company since May 2000. Mr. Laughbaum has served as an advisor to Unocal Corporation on global energy issues since July 1, 1999. From August 1, 1997 until January 1, 1999, Mr. Laughbaum was Senior Vice President of New Ventures for Unocal Corporation. Prior to his appointment as Senior Vice President, he served as Corporate Vice President of Worldwide Exploration, Vice President for New Ventures in East Asia and Latin America and Vice President of Operations in the Energy Resources Division of Unocal Corporation from 1993 to 1997. From 1968 to 1993, he served in several management positions with Unocal Corporation. Mr. Laughbaum joined Union Oil as a Geological Engineer in 1964.

     Timothy H. Ling (44) has served as a director of the Company since its inception. He was named President and Chief Operating Officer of Unocal Corporation in January, 2001. Prior to this he served as Executive Vice President for North American Operations from March 1999 through December 2000 and was Unocal Corporation's Chief Financial Officer from October 1997 to May 2000. He was elected as a Director of Unocal Corporation in January 2000. Prior to joining Unocal Corporation he was a partner of McKinsey & Company, Inc. and also worked as a geologist for the United States Geological Survey in Woods Hole, Massachusetts. Mr. Ling serves as a director of Astro All Asia Networks Ltd., a Malaysian company involved in radio and television broadcasting and direct satellite distribution in Asia and a director of Natural Health Link, a small private healthcare company. He is also a director and officer of the Los Angeles Philharmonic Association.

     H D Maxwell (70) has served as a director of the Company since May 2000. Prior to retiring in 1993, he served as Chairman of Union Oil Company of Great Britain from 1992. Prior to 1992, he served in several management positions with Unocal Corporation. From 1988 to 1992, Mr. Maxwell was the President of Union Oil's North American Oil and Gas Division. He served as Vice President of Union Oil's Western Region from 1987 to 1988 and as Vice President of the Central Region from 1985 to 1987. He served as Vice President of the MEA Region from 1983 to 1985. During the period from 1976 to 1983, he was the President and Managing Director of Union Oil Company of Great Britain. Mr. Maxwell joined Union Oil in 1960 as a Reservoir Engineer.

     Herbert C. Williamson, III (53) has served as a director of the Company since May 2000 and of Titan since August 1999. At present, Mr. Williamson is self-employed as a consultant. From March 2001 to March 2002 Mr. Williamson had served as an investment banker with Petrie Parkman & Co. From April 1999 to March 2001 Mr. Williamson served as chief financial officer and from August 1998 to March 2001 as a director of Merlon Petroleum Company, a private oil and gas company involved in exploration and production in Egypt. Mr. Williamson served as Executive Vice President, Chief Financial Officer and director of Seven Seas Petroleum, Inc., a publicly traded oil and gas exploration company, from March 1998 to April 1999. From 1995 through April 1998, he served as Director in the Investment Banking Department of Credit Suisse First Boston. Mr. Williamson served as Vice Chairman and Executive Vice President of Parker and Parsley Petroleum Company, a publicly traded oil and gas exploration company (now Pioneer Natural Resources Company) from 1985 through 1995.

Directors' Meetings and Certain Committees of the Board of Directors

     The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. Other than action by written consent, the Board of Directors held seven (7) meetings during 2001. All directors attended at least 70% of the aggregate number of meetings of the Board of Directors and committees on which they served. The Company does not have a nominating committee.

     The Company's Board of Directors has a standing Compensation Committee, which is composed of Herbert C. Williamson, III (Chairman) and Keith A. Covington. Jack D. Hightower serves as an advisor to the Compensation Committee. The Compensation Committee reviews and sets the compensation levels of the Company's Chief Executive Officer and other executives, evaluates the performance of management and considers management succession and related matters. In addition, the Compensation Committee administers the annual and long-term incentive compensation plans of the Company. Other than action by written consent, the Compensation Committee met three (3) times during 2001.

     The Company's Board of Directors has a standing Audit Committee, which is composed of Keith A. Covington (Chairman), H D Maxwell and Herbert C. Williamson, III. The Audit Committee's primary responsibilities are to (i) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system, (ii) review and appraise the audit efforts of the Company's independent accountants and (iii) provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors of the Company. Other than action by written consent, the Audit Committee met four (4) times during 2001.

Compensation of Directors

     The Company pays each director who is not an employee of the Company, Unocal Corporation or any Unocal Corporation subsidiary (an "outside director") an annual fee of $30,000 for serving as a director. Effective January 1, 2002, the annual fee paid to each outside director also includes, in addition to the $30,000 amount, $3,500 for each board meeting attended. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending board and committee meetings.

     The annual fee paid to outside directors is paid in the manner provided in the Company's Equity Plan for Outside Directors. Under the plan, the fee will generally be paid 40% in cash and 60% in the Company's common stock at market prices, but an outside director may elect to substitute the Company's common stock for some or all of his cash fee. An outside director may also elect to defer payment of some or all of his cash or stock fee, in which case fictional interest and/or dividend credits will be credited to a deferred compensation account. The directors who received "outside director" fees in 2001 were Keith
A. Covington, Graydon H. Laughbaum, Jr., H D Maxwell and Herbert C. Williamson, III.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2001 all
Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met, except that Graydon H. Laughbaum, Jr. did not timely file one monthly report of one transaction involving a now deceased relative.

 Compensation of Executive Officers

     Summary Compensation

     The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers") for the years indicated.




                                                                 Summary Compensation Table
                                                                                                       Long Term
                                                                                                      Compensation
                                                                     Annual Compensation (1)             Awards
                                                       ---------------------------------------------- ------------
                                                                                                         Shares
                                                                                        Other Annual   Underlying     All Other
                                                                   Salary      Bonus    Compensation     Options    Compensation
            Name and Principal Position                  Year       ($)         ($)        ($) (2)       (#) (3)       ($) (1)
------------------------------------------------------ -------- ----------- ---------- -------------- ------------ ---------------
Jack D. Hightower ....................................   2001     480,000     750,000         -           137,486       19,183(5)
  President and Chief Executive Officer                  2000     277,615     480,000(4)      -         1,890,000(3)     6,412(5)
George G. Staley .....................................   2001     225,000     228,000         -            41,165       19,183(6)
  Executive Vice President, Exploration                  2000     129,808     175,000         -           340,000(3)     2,870(6)
William K. White .....................................   2001     201,250     156,000         -            23,042       18,979(7)
  Vice President, Finance and Chief Financial Officer    2000     116,106     120,000(4)      -           197,000(3)     9,335(7)
Gary M. Dupriest .....................................   2001     166,440     108,000         -            22,862        9,183(8)
  Vice President, Operations                             2000      96,663      83,000         -           222,000(3)    17,628(8)
Dan P. Colwell .......................................   2001     165,000     108,000         -            22,854       18,979(9)
  Vice President, Acquisitions, Divestitures annd Land   2000      95,192      83,000         -           187,000(3)    10,716(9)

_________________________
(1) The compensation and all other compensation amounts for 2000 in the table are for the period May 26, 2000 through December 31, 2000, except where indicated. Prior to the Merger, the Company had no employees.
(2) Other Annual Compensation does not include perquisites and other personal benefits if the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the named executive officer in each year.
(3) Includes shares underlying options granted by the Company (i) in fiscal 2000 and (ii) on December 13, 1999 to prospective officers of the Company that were contingent upon consummation of the Merger, in the following amounts: Mr. Hightower - 1,800,000 shares; Mr. Staley - 300,000 shares; Mr. White - 175,000 shares; Mr. Dupriest - 200,000 shares; Mr. Colwell - 165,000 shares.
(4) Bonus for Mr. Hightower and Mr. White was earned in 2000 and paid in 2001.
(5) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $2,183 and $1,950 and $17,000 and $4,462,
       respectively, during 2001 and 2000, respectively.
(6) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $2,183 and $1,774 and $17,000 and $1,096,
       respectively, during 2001 and 2000 respectively.
(7) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $1,979 and $1,849 and $17,000 and $7,486,
       respectively, during 2001 and 2000 respectively.
(8) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $2,183 and $1,628 and $17,000 and $16,000,
       respectively, during 2001 and 2000 respectively.
(9) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $1,979 and $1,697 and $17,000, and $9,019,
       respectively, during 2001 and 2000 respectively.

Option Grants

     The following table contains information about stock option grants to the named executive officers in 2001 (except as indicated):

                                               Option Grants in Last Fiscal Year
                                                                                               Potential realizable value at
                                                                                                          assumed
                                                                                                annual rates of stock price
                                                                                                       appreciation
                                                        Individual Grants                             for option term
                         ---------------------------------------------------------------------- ----------------------------
                                            Percent of
                          Numbers of      total options/
                          Securities       SARs granted                 Market Price
                          underlying       to employees   Exercise or   on Date of
                         Options/SARs       In Fiscal      base price      Grant     Expiration
              Name       granted (#) (1)      Year         ($/Share)     ($/Share)      Date    0% ($)   5% ($)    10% ($)
------------------------ --------------- --------------- ------------- -------------  --------- -------- --------  ---------
Jack D. Hightower.....            2,486             .21%        19.31         19.31   01/02/11    -        30,190     76,507
                                135,000           11.47%        18.35         18.35   11/15/11    -     1,557,900  3,948,075
George G. Staley......            1,165             .10%        19.31         19.31   01/02/11    -        14,148     35,853
                                 40,000             3.4%        18.35         18.35   11/15/11    -       461,600  1,169,800
William K. White......            1,042             0.9%        19.31         19.31   01/02/11    -        12,654     32,068
                                 22,000            1.87%        18.35         18.35   11/15/11    -       253,880    643,390
Gary M. Dupriest......              862             0.7%        19.31         19.31   01/02/11    -        10,468     26,282
                                 22,000            1.87%        18.35         18.35   11/15/11    -       253,880    643,390
Dan P. Colwell........              854             0.7%        19.31         19.31   01/02/11    -        10,371     26,282
                                 22,000            1.87%        18.35         18.35   11/15/11    -       253,880    643,390

_______________________
(1) Options granted to Messrs. Hightower and Staley vest at a rate of 1/3 per year from date of grant and options granted to all others vest at a rate of 1/4 per year.

Option Exercises and Year-End Option Values

     The following table provides information about the number of shares issued upon option exercises by the named executive officers during 2001, and the value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 2001.

                 Aggregated Option Exercise in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                     Number of Securities         Value of Unexercised
                                  Shares                           Underlying Unexercised         In-the-Money Options
                                Acquired on      Value                Options at 12/31/01 (#)        at 12/31/01 ($)
                                                            --------------------------------- ---------------------------------
            Name               Exercise (#)   Realized ($)    Exercisable      Unexercisable   Exercisable     Unexercisable
----------------------------- -------------- -------------  ---------------- ---------------- -------------- ------------------
Jack D. Hightower ........        --               --          1,263,971          796,656       10,737,084       5,569,087
George G. Staley .........    40,000          346,080            194,083          167,441        1,422,446         957,137
William K. White .........        --               --            186,588          126,782        1,341,538         869,273
Gary M. Dupriest .........        --               --            105,715          139,147          802,005         868,016
Dan P. Colwell ...........        --               --             95,315          121,641          807,511         815,161

     Compensation Arrangements

     Hightower Employment Agreement. On the effective date of the Merger, the
     ------------------------------
Company entered into an employment agreement with Jack D. Hightower, with a term of three years and a rollover provision so that the term at all times is no less than two years. Under the agreement, Mr. Hightower receives an annual salary of $480,000 plus business expenses and other specified benefits, for serving as Chief Executive Officer of the Company. Mr. Hightower also receives an annual bonus that is at least $240,000, with the exact amount to be determined by the Compensation Committee of the Company's board of directors. The employment agreement also provides for the purchase by the Company of life and disability insurance for Mr. Hightower.

     The Company's employment agreement with Mr. Hightower also includes provisions regarding severance and retention that provide that if he is terminated, other than for cause, or resigns as Chief Executive Officer of the Company for good reason, Mr. Hightower's outstanding options will vest, he will receive three times the total of his annual salary plus his average annual bonus for the last three years, but not less than $240,000, with a gross-up payment to offset fully the effect of any federal excise tax imposed on the severance payment, and the Company will take action to prevent automatic termination of his options as a result of the termination. In the event Mr. Hightower resigns his employment with the Company other than for good reason, his non-vested options will expire without vesting and he will be entitled to a severance benefit equal to his total annual salary plus an amount, but not less than $240,000, equal to the average of prior three years' bonuses, with a gross-up payment to offset fully the effect of any federal excise tax imposed on the severance payment.

     A termination for good reason under the Mr. Hightower's employment agreement means:

     . The Company's failure to comply with any material provision of the employment agreement which has not been cured within 60 working days after notice of the noncompliance has been given by him to the Company;

     . a material change in the nature or scope of his duties from those engaged in by him immediately prior to the date of the employment agreement;

     . a reduction in his annual base salary from that provided to him in the employment agreement;

     . a material diminution in his eligibility to participate in or in the benefits provided him under any bonus, stock option or other incentive compensation plans or employee welfare and pension benefit plans, such as medical, dental, life insurance, retirement and long-term disability plans, from that provided him on the date of the employment agreement;

     . any required relocation outside of Texas, including any required business travel in excess of the greater of 90 days per year or the level of business travel of the employee for the year prior to the date of the employment agreement;

     . failure by him and the Company, or its successor, to reach an agreement on or prior to a change of control of Unocal Corporation, which is Union Oil's parent, or the Company as to the terms of his employment following the change of control, which terms are acceptable to him in his sole discretion; or

     . Union Oil's becoming the beneficial owner of 85% or more of the Company's common stock or voting securities.

     Mr. Hightower's employment agreement includes provisions under which the Company grants Mr. Hightower a right that will permit him to require the Company, at any time during the 90 days after the occurrence of any of the triggering events specified in the agreement, to purchase all or a portion of his shares of the Company's common stock that were either received in the Merger in exchange for Titan stock held by him on December 1, 1999 or were purchased through stock option exercises. If Mr. Hightower either does not exercise the right in a situation other than in connection with a change of control of the Company or Union Oil, or exercises the right with respect to only a portion of the shares, he can not later cause the Company to purchase additional shares after another triggering event. Events that will trigger the rights include:

     . termination of his employment by the Company without cause (as defined in the employment agreement);

     . termination of his employment (by either the Company or himself) for any reason at any time on or after the third anniversary of the closing of the Merger (May 25, 2003);

     .    a change of control (as defined in the agreement) of the Company;

     .    a change of control (as defined in the agreement) of Unocal
          Corporation;

     .    his death or disability;

     . his resignation from the Company for good reason (as defined in the agreement); or

     . Union Oil's becoming the beneficial owner of 85% or more of the Company's voting securities.

     The price at which the Company will be required to purchase the applicable shares of the Company's common stock from Mr. Hightower will be a "net asset value per share" which generally means (a) 110% of the net asset value, as defined, in the proved reserves of the Company, less (b) the funded debt of the Company, all divided by the fully diluted shares, as defined.

     Executive Severance Agreements. The Company entered into a severance
     ------------------------------
agreement in August, 2000 with each of George G. Staley, William K. White, Gary
M. Dupriest, Dan P. Colwell, Thomas H. Moore, Rodney L. Woodard, John L. Benfatti, Susan D. Rowland and Darin G. Holderness. The agreements provide that upon the occurrence of specified events, the executive officer's options will vest, the executive officer will receive a cash severance payment equal to the officer's annual salary and bonus multiplied by one, or by two in the case of Mr. Staley, with a gross-up payment to offset fully the effect of any federal excise tax imposed on the severance payment, and the Company will take action to prevent automatic termination of his or her options as a result of the termination. The events triggering the severance benefits include termination of employment by the Company other than for cause (as defined in the agreement), or termination by the executive for good reason. The definition of good reason under the severance agreements, insofar as it relates to change of control matters, is generally the same as described above for Mr. Hightower's employment agreement.

     The severance agreements also include rights similar to those of Mr. Hightower to require the Company, at any time during the 90 days after the occurrence of any of the triggering events specified in the agreement, to purchase all or a portion of his shares of the Company's common stock that were either received in the Merger in exchange for Titan stock held by him on December 1, 1999 or were purchased through stock option exercises. Events that will trigger the rights are generally the same as described above for Mr. Hightower's employment agreement.

Report of the Compensation Committee on Executive Compensation Policy

To the Stockholders
of Pure Resources, Inc.:

     As members of the Compensation Committee, it is our responsibility to review and set the compensation levels of the Company's Chief Executive Officer and other officers, evaluate the performance of management and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of the Company. Jack Hightower, Chief Executive Officer of the Company, acts as a non-voting advisor to the Compensation Committee. Mr. Hightower makes recommendations to the Compensation Committee with respect to salaries and incentive awards for officers of the Company. The Compensation Committee meets outside the presence of the Chief Executive Officer on certain matters, including Chief Executive Officer compensation.

     In assessing the Company's executive officer compensation levels, the Compensation Committee considered information including the executive officer compensation levels being paid within the industry, the compensation levels of the Company's peer group and the performance of the Company. The Compensation Committee believes the compensation levels for the officers of the Company are fair and reasonable and are within the range of compensation provided officers of the Company's peer group. The Compensation Committee will continue to monitor the compensation of the Company's officers in relation to the industry, the Company's peer group and the Company's performance.

Executive Officer Compensation Programs

     The Company's executive compensation programs are designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's executive officer compensation practices focus primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation practices also contemplate performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers, except that Chief Executive Officer's employment agreement establishes a minimum base salary and cash bonus. The components of the executive compensation program for 2001 consisted of three elements: base salary, annual incentive bonus and equity compensation.

     Base Salary. Base salary for executive officers is determined in part by competitive factors and the marketplace. In determining officers' base salaries, the Compensation Committee also focused on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the integration of the Company's acquisitions of Hallwood Energy Corporation, the oil and gas assets of International Paper and other minor oil and gas assets, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position and progress. In light of these factors, salary levels in 2001 were maintained from the levels that were in place at year-end 2000.

     Annual Incentive Bonus. In accordance with the Company's compensation practices, a portion of each officer's annual compensation is related to, and contingent upon, the performance of the Company and the individual contribution of that officer. Factors considered by the Compensation Committee included per share growth in reserves, production, and cash flow, as well as the individual officer's contribution to the evaluation of acquisition opportunities and the success of the integration of the Hallwood, International Paper and other assets acquired during the year. Other factors considered, but given less weight, included the individual officer's participation in the evaluation of the Company's non-producing property acquisition opportunities, including proposals by other operators to exploit the Company's mineral acreage, the determination to drill the Company's non-proved drilling opportunities and exploratory opportunities proposed by third parties. In addition, the Compensation Committee, in tandem with the Chief Executive Officer, reviewed compensation information contained in an independent third party study to ensure that the Company's total compensation levels are competitive with the industry in general. The 2001 bonus levels for all officers, except for the Chief Executive Officer, were proposed by the Chief Executive Officer to the Compensation Committee, which the Compensation

Committee reviewed and accepted. The Compensation Committee believes these bonuses are fair and reasonable and are within the range paid by the Company's peer group.

     Equity Compensation. The grant of stock options to officers constitutes an important element of long-term compensation for the officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Compensation Committee believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for officers to remain with the Company for the long term. Stock option grants in 2001 to officers, including the Chief Executive Officer, were based on the Company's performance relative to its peers, market conditions and each respective officer's contribution as discussed above. In January 2002, all employees (including executive officers) received grants of stock options based on 10% of their annual salary divided by the then-current stock price. All options granted to date have annual vesting requirements ranging from three to four years.

     Chief Executive Officer Compensation. The Company entered into an employment agreement with its Chief Executive Officer, Jack D. Hightower, which became effective May 25, 2000. The agreement has a term of three years and a rollover provision so that the term at all times is no less than two years. Under the agreement, Mr. Hightower receives a minimum annual salary of $480,000, plus business expenses and other specified benefits, for serving as Chief Executive Officer of the Company. Mr. Hightower is also to receive a minimum annual bonus of at least $240,000, with the exact amount to be determined by the Compensation Committee of the Company's board of directors.

     The Compensation Committee believes the terms of the Chief Executive Officer's employment agreement, as described above, provided an annual salary commensurate with his talents, skills and responsibilities. As indicated above, the factors and criteria upon which the compensation of Jack D. Hightower, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other officers of the Company, except that his employment agreement sets minimum base salary and cash bonus. Mr. Hightower's individual contribution to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans, making strategic acquisitions and attracting investment capital to the Company. In addition, the Compensation Committee reviewed compensation levels of chief executive officers within the industry and among the Company's peer group. Pursuant to Mr. Hightower's employment agreement, the Compensation Committee approved an annual cash bonus of $750,000 for 2001. Mr. Hightower was also granted 135,000 stock options, which have an exercise price equal to the grant date market price and which vest ratably over three years. The Compensation Committee believes that Mr. Hightower's bonus and equity compensation is fair and reasonable. His bonus and equity compensation is in the range relative to that of the Company's peer group. The Compensation Committee believes Mr. Hightower's cash compensation and equity compensation levels should be within the upper range of the Company's peer group due to Mr. Hightower's individual contributions noted above, the financial performance of the Company and the extraordinary skill and perseverance demonstrated by his origination, structuring, negotiating and managing the combination of Pure with Hallwood Energy Corporation and the integration of the International Paper assets and other assets acquired by the Company during the year.

     Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company's chief executive officer and each of its other four most highly compensated executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder. Although the Company's 1999 Incentive Plan does not satisfy the conditions of Section 162(m), in the judgment of the Board of Directors, such plan is appropriate for the Company. The Company will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Code. Where it deems advisable, the Company will take appropriate action to maintain the tax deductibility of its executive compensation.

     Summary. The members of the Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The members of the Compensation Committee believe that compensation levels during 2001 adequately reflect the compensation goals and policies of the Company.

April 2, 2002                           Compensation Committee


                                        Herbert C. Williamson, III
                                        Keith A. Covington

Compensation Committee Interlocks and Insider Participation

         Jack D. Hightower, President, Chief Executive Officer and Chairman of the Board serves as an advisor to the Compensation Committee of the Board of Directors. The directors abstained from participation in compensation determinations concerning their own compensation. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of Directors of the Company.

Certain Relationships and Related Transactions

         Union Oil has a common ownership interest in oil and gas properties that are operated by Pure and, in accordance with a standard operating agreement, makes payments to Pure for leasehold costs, drilling costs and lease operating and supervision charges. These payments were approximately $4.0 million in 2001. Revenue received in connection with these oil and gas properties were approximately $5.7 million in 2001.

         Jack Hightower and George Staley and their affiliates have a common ownership interest in oil and gas properties that are operated by Pure and, in accordance with a standard industry operating agreement, receive revenues from the sale of hydrocarbons from these properties and make payments to Pure for leasehold costs, drilling costs and lease operating and supervision charges. These oil and gas properties were owned by Messrs. Hightower and Staley prior to employment with Pure and its predecessor entities. These parties made payments to Pure of approximately $652,000 in 2001 and received revenue in connection with these oil and gas properties of approximately $106,000 in 2001.

         In 2000, Pure entered into a Joint Development Agreement ("JDA") to explore a designated prospect area with a group of industry partners, one of which was an officer and director of Pure, Mr. Staley. The properties associated with the JDA represent assets owned by Mr. Staley prior to his employment with Pure and its predecessor entities. Mr. Staley has a 10% interest in the JDA. The terms of the JDA are comparable to those in the industry and that would be reached in an arms-length transaction with a third party. Mr. Staley was not directly involved in the negotiations of the transaction. There was no cash initially paid to the partners as Pure is carrying the partners in the drilling of the first four wells in the JDA, subject to various provisions of the JDA. Pure owns a 60% interest in the JDA. In 2001, Pure spent approximately $115,000 to acquire additional acreage in the JDA and incurred approximately $12.7 million of expenditures in drilling of the carried wells under the JDA.

         In 2001, Pure entered into a Joint Development Agreement ("JDA II") to explore a designated prospect area with a group of industry partners, one of which is an officer and director of Pure, Mr. Staley. The properties associated with the JDA II represent assets owned by the industry partners and Mr. Staley prior to his employment with Pure and its predecessor entities. Mr. Staley has a 6.25% interest in the JDA II. The terms of the JDA II are comparable to those in the industry and that would be reached in an arms-length transaction with a third party. Mr. Staley was not directly involved in the negotiations of the transaction. Pure paid Mr. Staley approximately $13,500 for reimbursement of prospect costs. Pure is carrying these industry partners, excluding Mr. Staley, in the drilling of the first well in the JDA II, subject to various other provisions of the JDA II.

         In 2000, Pure entered into an office lease with an affiliate of an officer and director of Pure, Mr. Hightower. The lease agreement terms are comparable to those that could be reached in an arms-length transaction with a third party. Mr. Hightower was not directly involved in the negotiations of the transaction. In 2001, the affiliate of the Mr. Hightower sold all of its commercial real estate interests, including the building the Company currently leases, to an unrelated third party. Pure paid rent expense of $312,000 in 2001 to the affiliate of Mr. Hightower.

         In 2001, Pure paid approximately $186,000 of commissions on the purchase of oil and gas leases and granted an overriding royalty interest in the underlying leases to a relative of an officer and director of Pure, Mr. Hightower. This transaction was done on terms that were normal and customary in the industry. Mr. Hightower was not directly involved in the negotiations of the transaction. These oil and gas leases were located in an area where Pure has ongoing exploration activity and the relative is in the business of brokering, buying and selling of oil and gas leases.

         In 2002, upon renewal of certain of Pure's well-related insurance programs Pure obtained certain types of well-related insurance coverages from an energy industry mutual insurance company of which one of Pure's directors, Mr. Chessum, serves as a director for certain affiliates/subsidiaries of this mutual insurance company. Pure was able to obtain greater coverages for significantly lower premiums than Pure would have been able to obtain elsewhere. Mr. Chessum did not directly participate in these negotiations.

         Prior to the Titan merger, certain officers and employees of Titan entered into promissory notes with Titan for the purpose of receiving funds to exercise stock options and pay tax obligations related to the option exercises. The option agreements of these officers and employees provided for the use of the promissory notes to exercise the options. The promissory notes and related interest are recourse to the officers and employees. The promissory notes are primarily secured by Pure common stock. The interest rate on the promissory notes is currently 6.43%. The principal and interest on the promissory notes is due in full on November 11, 2002. The following table sets forth the directors and executive officers that were indebted to a subsidiary of the Company under such notes in an amount in excess of $60,000 at some point during 2001.

                                                                       Largest Aggregate
                                                                     Amount of Indebtedness      Amount Outstanding
                                                                       Outstanding during               as of
                                     Name                                 Fiscal 2001            February 28, 2002
             -------------------------------------------------------- ------------------------- -----------------------
             Jack D. Hightower ...............................       $      4,509,921            $      4,608,227
             George G. Staley ................................       $      2,071,848            $      2,116,843
             Dan P. Colwell ..................................       $        238,375            $        243,345
             Thomas H. Moore .................................       $        262,741            $        268,236
             Rodney L. Woodard ...............................       $        257,524            $        262,903

Report of the Audit Committee

To the Stockholders
of Pure Resources, Inc.:

        As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the Company's Financial Statements. In keeping with this goal, the Board of Directors has adopted a written charter for the Audit Committee to follow.

        Independence of Audit Committee Members. Each of the three members of the Audit Committee is independent, as defined in Section 303.01(B)(2)(a) and
(3) of the New York Stock Exchange listing standards.

        Review and Discussions. The Audit Committee has reviewed and discussed the Company's audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU (S)380). Additionally, the Audit Committee has received the written disclosures and the letter from the independent accountants at KPMG LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants that firm's independence from the Company and its management.

        In an effort to maintain the accountant's independence, the Audit Committee has considered whether KPMG LLP's rendering of non-audit services is compatible with maintaining its independence. We have concluded that the rendering of both types of services does not result in a conflict.

        Fees Billed to the Company by KPMG LLP During Fiscal 2001.

        Audit Fees:

        Audit fees billed or to be billed to the Company by KPMG LLP during the Company's 2001 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled approximately $290,000.

        Financial Information Systems Design and Implementation Fees:

        The Company paid KPMG LLP no fees for financial information systems design and implementation during the Company's 2001 fiscal year.

        All Other Fees:

        Fees billed to the Company by KPMG LLP during the Company's 2001 fiscal year for all other non-audit services rendered to the Company totaled approximately $412,000, of which $186,000 related primarily to 2001 acquisitions and securities registration and $226,000 related primarily to tax advisory services.

        Recommendation to Include Audited Financial Statements in Annual Report. Based on the Audit Committee's discussions with management and the independent accountants, and its review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 with the Securities and Exchange Commission.

March 15, 2002                                        Audit Committee


                                                      Keith A. Covington
                                                      H D Maxwell
                                                      Herbert C. Williamson, III

Performance Graph

         The following graph sheet shows a comparison of cumulative total stockholder returns for the Common Stock of the Company, the Standard & Poor's 500 Index, the new composite peer group and the old composite peer group since May 26, 2000. The Company is presenting a new composite peer group due primarily to (a) recent acquisitions of certain old peer group members and (b) significant change in the size of the Company since 2000.


               COMPARISON OF 19 MONTH CUMULATIVE TOTAL RETURN (1)
               AMOUNG PURE RESOURCES, INC., THE S & P 500 INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP

                                    [GRAPH]

*$100 INVESTED ON 5/26/00 IN STOCK OR ON 4/30/00 IN INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                                     May 26, 2000        December 31, 2000       December 31, 2001
                                                     ------------        -----------------       -----------------
         Pure Resources...............................   100.0                 137.3                   136.3
         S&P 500 Index ...............................   100.0                  91.6                    80.7
         New Peer Group (2)...........................   100.0                 131.7                   114.9
         Old Peer Group (3)...........................   100.0                 128.8                   108.4

------------------------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on May 26, 2000 in Common Stock of Pure, the Standard & Poor's 500 Index, the new composite peer group and the old composite peer group.
(2) The new composite peer group includes the following companies: Tom Brown, Inc., Chesapeake Energy Corporation, Forest Oil Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Ocean Energy, Inc., Pioneer Natural Resources Company, Vintage Petroleum, Inc., Westport Resources Corporation and XTO Energy Corporation.
(3) The old composite peer group includes the following companies: Tom Brown, Inc., Cabot Oil & Gas Corp., Forest Oil Corporation, Newfield Exploration Company, Pioneer Natural Resources Company and Prize Energy Corp. The following companies were previously in the old composite group but have been subsequently acquired: Barrett Resources Corporation, Belco Oil & Gas Corp., HS Resources, Inc., and Louis Dreyfus Natural Gas Corp.

            PROPOSAL 2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Following the recommendation of the Audit Committee, the Board of Directors has appointed, and recommends the approval of the appointment of, KPMG LLP, as independent auditors for the year ending December 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

         Although stockholder approval of the selection of KPMG LLP is not required, the Board of Directors believes that it is appropriate to seek stockholder approval of this appointment. If the stockholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain KPMG LLP Even if the selection is approved, the Board, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

         Prior to the Merger, KPMG LLP audited Titan, and PricewaterhouseCoopers LLP audited the Permian Basin business unit (the "PBBU") of Union Oil. As part of the Merger, Titan's management team remained intact and now manages the Company. At a meeting held on June 27, 2000, the Board of Directors and Audit Committee of the Company approved the engagement of KPMG LLP as the Company's independent auditors for the fiscal year ended December 31, 2000. In light of this decision, PricewaterhouseCoopers LLP was terminated as the auditors of the Company. The report of PricewaterhouseCoopers LLP on PBBU's financial statements for the 1999 fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of PBBU's financial statements for the year ended December 31, 1999, and in the subsequent interim period, there were no disagreements with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused PricewaterhouseCoopers LLP to make reference to the matter in their report. The Company requested PricewaterhouseCoopers LLP to furnish the Company with a letter addressed to the SEC stating that PricewaterhouseCoopers LLP agrees with the above statements. A copy of that letter was filed with the SEC as an amendment to its Form 8-K on July 10, 2000.

         Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG LLP as the Company's auditors for 2002. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

         The Board of Directors recommends that stockholders vote FOR the approval of the appointment of KPMG LLP.

                                  OTHER MATTERS

         The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters, which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

Stockholder Proposals

         It is contemplated that the 2003 annual meeting of stockholders of the Company will take place in May of 2003. Shareholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2003 annual meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, if such proposals are received by the Company before the close of business on November 30, 2002. Notices of shareholders' proposals submitted outside the processes of Rule 14a-8 will be considered timely, pursuant to the advance notice requirement set forth in the Company's bylaws, if such notices are filed with the secretary of the Company not less than 60 days nor more than 120 days prior to the meeting in the manner specified in the bylaws.

Form 10-K Annual Report

         The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to the Vice President, Administration and Corporate Secretary, Pure Resources, Inc., 500 West Illinois, Midland, Texas 79701. The Annual Report on Form 10-K is also available at the SEC's web site in its Edgar database (www.sec.gov).

                                           By Order of the Board of Directors


                                           Susan D. Rowland, Corporate Secretary

April 2, 2002
Midland, Texas

                            . FOLD AND DETACH HERE .
-------------------------------------------------------------------------------

                              PURE RESOURCES, INC.
                                500 West Illinois
                              Midland, Texas 79701

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jack D. Hightower and William K. White, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side hereof, all the shares of common stock of PURE RESOURCES, INC. (the "Company") held of record by the undersigned on April 1, 2002, at the annual meeting of stockholders of the Company to be held on May 16, 2002, at 10:00 a.m., local time, in the 12th Floor Meeting Room of the Pure Resources Building at 500 West Illinois, Midland, Texas 79701, and at any adjournment(s) thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR ELECTION AS DIRECTORS AND FOR APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

     Sign, date and return the Proxy Card promptly using the enclosed envelope.

                            . FOLD AND DETACH HERE .
-------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS:
   [_]   FOR all nominees listed below              [_]   WITHHOLD AUTHORITY to
         (except as marked to the contrary below)         vote for all nominees
                                                          listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee' s name below.)

Jack D. Hightower            George G. Staley     Darrell D. Chessum    Keith A. Covington
Graydon H. Laughbaum, Jr.    Timothy H. Ling      H D Maxwell           Herbert C. Williamson, III

2. PROPOSAL TO APPROVE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002:

                     [_]  FOR        [_]  AGAINST      [_]  ABSTAIN

3. In their discretion, the proxies are authorized to vote with respect to any other matter which may properly come before the meeting or any adjournment(s) thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws.


                    Dated: ______________________________________________, 2002

                    ___________________________________________________________
                    Signature
                    ___________________________________________________________
                    Signature

                    Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.